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                                                                  Exhibit 10.11A




          515 congress avenue suite 1350                          garden
                     austin, texas 78701                             escape
        p. 512.494.2100  f. 512.472.6645

http://www.garden.com





January 12, 1997

Mr. Kevin D. Milaeger
Milaeger's Gardens
4838 Douglas Avenue
Racine, WI 53402

RE:  GARDENESCAPE LETTER OF AGREEMENT

Dear Kevin:

GardenEscape is excited that Milaeger's Gardens has chosen to renew its contract and remain a member of the Garden Escape Strategic partner network. We look forward to maintaining a mutually beneficial long-term relationship between our two companies. Though our relationship is built primarily through each of our commitments, there are several elements detailed below which are fundamental to our agreement and will continue to provide a foundation for the relationship.

1. Mutual Exclusivity - GardenEscape agrees to retain Milaeger's Gardens as the exclusive source on the Garden Escape network for the products detailed in the product Line section below. Milaeger's Gardens authorizes Garden Escape to be its exclusive reseller of its products via the Internet and World Wide Web. This two-way exclusivity will be from the date that this Letter is executed through the duration of this agreement. Extensions to the agreement may be negotiated if mutually agreeable by both parties.

2. Product Line - Milaeger's Gardens agrees to supply the following products on the Garden Escape network: Perennial plants, as detailed in Milaeger's Gardens 1997 Perennial Wishbook, excluding lilies, daylilies, and peonies.

3. Product Supply - Customer demand for Milaeger's Gardens products over the GardenEscape network will be variable, therefore Milaeger's Gardens can offer no guarantee of minimum sales volume to Milaeger's Gardens. In the case that customer demand for a Milaeger's Gardens product exceeds available supply, Garden Escape reserves the right to find secondary sources of supply for that product.

4. Trademark, Logo and Company Name - As part of Garden Escape's marketing activities, it will develop marketing materials and order documentation which will co-market Garden Escape and Milaeger's Gardens. Milaeger's Gardens grants Garden Escape an international royalty-free license to use its company name, logo and any trademarks, if applicable, to develop and distribute these materials and acknowledges that it has the right to grant such license. The use of Milaeger's Gardens name and trademark may include printed, CD-ROM, and electronic marketing materials, shipping and labeling documents, and packaging. Garden Escape agrees not to modify Milaeger's logo when using it without approval of Milaeger's Gardens.

   Garden Escape and Milaeger's Gardens acknowledge that co-marketing is an important component of a successful partnership. Milaeger's Gardens agrees to cooperate with Garden Escape in the development, implementation and maintenance of a co-marketing strategy, to include over time print advertising, shipping and labeling documents and packaging.
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5.  Proprietary Information - Garden Escape will give its customer name and address for each order to Milaeger's Gardens for direct drop shipment. These customer names and addresses are proprietary to Garden Escape and Milaeger's Gardens agrees: 1) not to use these names other than in the advancement of the goals of this Agreement; 2) not to use the names or other Garden Escape information for any direct marketing by Milaeger's Gardens; or 3) not to license or sell these names to a third party, without the written consent of Garden Escape. Additionally, to the extent either party receives any other confidential information from the other, the receiving party will keep the information confidential and will only use the information in the advancement of this Agreement.

6. Pricing - Milaeger's Gardens agrees to give Garden Escape a [*] their standard retail prices for products offered by Garden Escape on its network, F.O.B. Milaeger's Gardens shipping point. Garden Escape agrees to pay Milaeger's Gardens a [*] shipping and handling charge. This [*] structure may be modified if mutually agreeable by both parties.

7. Payment Terms - Milaeger's Gardens agrees to bill Garden Escape once a month for all Garden Escape orders. Garden Escape agrees to pay these invoices on Net 7 day terms.

8. Customer Feedback - Garden Escape agrees to forward any customer feedback relating to Milaeger's Gardens to them on a timely basis, at no charge.

9. Product Returns - Milaeger's Gardens agrees to process returns/replacement orders for Garden Escape customers. Milaeger's Gardens agrees to process [*] of total sales dollars to Garden Escape customers at no charge. This percentage will be reviewed after June 30, 1997 and renegotiated if necessary on a mutually agreeable basis.

10. Term Of Agreement - This Agreement will begin on the date it is executed and continue for a period of one year. This Agreement shall automatically renew for successive one year periods unless either party delivers written notice to the other at least 60 days prior to the expiration of the initial term or any renewed terms.

11. Termination Of Agreement - If either party fails to uphold any fundamental term of this Agreement the other may issue notice in writing, specifying the reason for doing so, that they will terminate the Agreement. In such circumstance both parties agree to work together in good faith to expeditiously resolve the problem(s). If, at the end of a 21 day period from the original notice, the problem(s) is/are not solved to the reasonable satisfaction of the party giving notice they may terminate the Agreement with confirming written notice on the date of such notice.

By signing below, Garden Escape and Milaeger's Gardens accept to the terms of this Letter.

GARDEN ESCAPE, INC.                            MILAEGER'S GARDENS


By: /s/ Lisa A. Sharples                       By: /s/ Keven D. Milaeger
    -----------------------------                 -----------------------------
          Lisa A. Sharples                              Kevin D. Milaeger
          Vice President                                President/Owner

Date:     4/18/97                              Date:    4/18/97
     ----------------------------                   ---------------------------

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.